SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14D-9
SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934

CNX GAS CORPORATION
(Name of Subject Company)
CNX GAS CORPORATION
(Name of Person(s) Filing Statement)
Common Stock, par value $0.01 per Share
(Title of Class of Securities)
12618H309
(CUSIP Number of Class of Securities)

Stephen W. Johnson
CNX Gas Corporation
5 Penn Center West, Suite 401
Pittsburgh, Pennsylvania 15276
(412) 200-6700
(Name, address and telephone number of person authorized to receive notice and communications on behalf of the person(s) filing statement)
With copies to:
Michael P. Rogan
Jeremy London
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, D.C. 20005
(202) 371-7000

☑	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Item 9. Exhibits.

Exhibit	Description
99.1	Press Release dated January 29, 2008
99.2	Memorandum to Employees of CNX Gas Corporation dated January 29, 2008

2